Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

WINDSTREAM PARENT, INC.

First: The name of the corporation is Windstream Parent, Inc. (the “Corporation”).

Second: The Corporation’s registered office in the State of Delaware is 838 Walker Road, Suite 21-2, Dover, Kent County, DE 19904. The name of its registered agent at such address is Registered Agent Solutions, Inc.

Third: The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Fourth: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

Fifth: The name and mailing address of the incorporator is as follows:

Satyen Gupta
c/o Debevoise & Plimpton LLP
66 Hudson Boulevard
New York, New York 10001

Sixth: The following provisions are inserted for the management of the business, for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

1.            The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the Bylaws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the Bylaws.

2.            The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

3.            All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the Bylaws) shall be vested in and exercised by the Board of Directors.

4.            The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the Bylaws, except to the extent that the Bylaws or this Certificate of Incorporation otherwise provide.

5.            No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director; provided that nothing contained in this Article SIXTH shall eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.

6.            The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, each person who is or was a director of the Corporation and the heirs, executors and administrators of such directors. The Corporation may, in its sole discretion, indemnify such other persons that such Section grants the Corporation the power to indemnify.

7.            To the fullest extent permitted from time to time under the DGCL, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are presented to its officers, directors or stockholders other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any acts or omissions of such officer, director or stockholder occurring prior to such amendment or repeal.

Seventh: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

IN WITNESS WHEREOF, I, the undersigned, being the incorporator hereinabove named, for the purpose of forming a corporation pursuant to the DGCL, do make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this nineteenth day of April, 2024.

/s/ Satyen Gupta
Satyen Gupta
Incorporator